Exhibit 99.1
LAND O’LAKES, INC.
News Release
For more information, contact:
Lydia Botham: 651-481-2123
Dave Karpinski: 651-481-2360
(St. Paul, Minn.) Jan. 9, 2008 ... Land O’Lakes, Inc. recently announced a number of changes to the senior leadership team reporting to Land O’Lakes President and Chief Executive Officer Chris Policinski.
“These changes are intended to both leverage our leadership team’s existing experience and expertise, as well as to bring additional insight, particularly in the area of business development, to the company,” Policinski said.
JP Ruiz-Funes joined Land O’Lakes, effective Jan. 7 as senior vice president, Corporate Strategy and Business Development. He has more than 20 years of experience in general management and strategy roles at Baxter Healthcare, Quaker Oats and McKinsey & Company. While at McKinsey, Ruiz-Funes was a leader in their Agribusiness practice in addition to serving a number of packaged goods and food clients.
Barry Wolfish has moved from his previous position in Corporate Strategy and Business Development to create the new role of senior vice president, Corporate Marketing Strategy, where he will lead the establishment of a marketing Center of Excellence at Land O’Lakes. Wolfish has been with Land O’Lakes for eight years serving as vice president in the Cheese, Deli, Foodservice and Specialty Foods businesses. Prior to
Land O’Lakes, Wolfish spent 17 years with General Mills in marketing leadership roles of increasing responsibility.
Mike Vandelogt replaced Dave Seehusen as executive vice president and chief operating officer, Winfield Solutions Seed Division. Vandelogt previously was vice president, Marketing, Winfield Solutions, Seed Division, and in his new role, will lead the Seed business and its ongoing role within Winfield Solutions. Vandelogt has 27 years of experience in the seed industry, the last 17 with Land O’Lakes where he began as a Corn Product Manager and moved through Director of Marketing and Director of Sales and Marketing before his current role in Winfield Solutions.
Dave Seehusen, former executive vice president and chief operating officer, Winfield Solutions Seed Division and Member Services, has moved to executive vice president, Land O’Lakes Ag Business Development and Member Services. Seehusen will leverage his depth of knowledge of Land O’Lakes and the co-op system to help define
Land O’Lakes role as provider of services to the cooperative system. Seehusen has been with Land O’Lakes for nearly 40 years, starting in sales calling on co-ops in Iowa, rising to Fertilizing Marketing Manager, becoming leader of National Animal Milk Products and, for the last 23 years, leading the Land O’Lakes Seed Division.
“These changes within our senior leadership reflect our business priorities and strategic direction and I look forward to working with this group to position Land O’Lakes for continued success,” Policinski said.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.